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                                                                  Exhibit EX99.1


                  [LETTERHEAD OF NATIONAL STEEL CORPORATION]


NEWS RELEASE
------------

Media Contact:                Clarence J. Ehlers
                              (219) 273-7327

Analyst and                   Joseph A. Rainis
Investor Contact:             (219) 273-7158




               NATIONAL STEEL COMMENTS ON THIRD QUARTER OUTLOOK


Mishawaka, IN, September 11, 2000 - National Steel Corporation (NYSE: NS) today announced that it expects third quarter shipments, revenues and earnings to be lower compared to its most recent second quarter and the third quarter of last year, as well as below the current analysts' estimates. The net loss for the quarter is now expected to be in the range of $1.50 to $1.60 per share as compared to a current analyst consensus of a loss of $0.65 per share.

Shipments and revenues will be below earlier forecasts due to a continued weakening in the demand for steel in the markets that we serve brought about by high levels of steel imports into the U.S. and high inventory levels at many of our customers. This oversupply of steel has caused a dramatic decrease in the spot market price for steel. Costs in the current quarter have been impacted by approximately $20 million for previously announced planned maintenance outages including a blast furnace reline at the Great Lakes operations.

Final results for the third quarter are expected to be released on Wednesday, October 25, 2000. This will be followed by an open conference call to discuss the third quarter results and near term outlook.

All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K for the year ended December 31, 1999.

Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. National Steel employs approximately 9,200 employees. Visit National Steel's website at: www.nationalsteel.com.